Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”), dated as of March 1, 2004, by and between SKY FINANCIAL GROUP, INC. (the “Corporation”), which has its principal office in Bowling Green, Ohio, and MARTY E. ADAMS (the “Employee”).

WHEREAS, the Corporation and Employee entered into an Employment Agreement dated as of May 20, 1998 (the “1998 Agreement”);

WHEREAS, the Corporation and Employee desire to enter into a new employment agreement that supercedes the 1998 Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Corporation and Employee agree as follows:

1. Effective Time. The provisions of this Agreement shall take effect as of March 1, 2004 (“Effective Time”). As of the Effective Time, the 1998 Agreement shall terminate.

2. Employment. Employee shall be employed as Chairman, President, and Chief Executive Officer of the Corporation during the period commencing on the Effective Time and ending upon the expiration of the Term. In such position, Employee’s duties and responsibilities shall be assigned by the Corporation’s Board of Directors (“Board”), and be consistent in type and nature with those customarily performed by chairmen, presidents, and chief executive officers of financial institutions in the competitive markets in which the Corporation conducts business. During the Term, Employee shall report to the Board and shall perform such other related duties as the Board may from time to time reasonably request. Employee shall be a full time employee of the Corporation. During the Term, the Corporation shall nominate Employee for election to the Board at each election of directors at which his term thereon would otherwise expire.

Employee shall perform his duties and responsibilities under this Agreement faithfully, diligently and to the best of Employee’s ability, and in compliance with all applicable laws in all material respects and the Corporation’s Sixth Amended and Restated Articles of Incorporation and Code of Regulations, as they may be amended from time to time.

3. Term. The initial term of employment under this Agreement shall be for a period of three (3) years commencing on the Effective Time (the “Term”). This Agreement shall be automatically extended for one (1) additional year on the first annual anniversary date of the Effective Time and if so renewed, for an additional one year renewal term, annually on each succeeding anniversary date of the Effective Time (each a “Renewal Date”), unless either party gives notice to the other at least three (3) months in advance of a Renewal Date that it does not intend to renew the Agreement; provided, however, that the Term shall not be automatically extended beyond the end of the calendar year in which Employee attains age sixty-five (65); and provided further that if a Change in Control occurs prior to Employee’s Date of Termination pursuant to the Corporation’s notice of non-renewal, the provisions of Section 8 hereof shall be applicable for all purposes. References herein to the Term shall refer both to such initial term and such successive renewal terms. The Term shall end upon the termination of Employee’s employment under this Agreement.

4. Compensation.

(a) Base Salary. The Corporation agrees to pay Employee during the Term an annual base salary (“Base Salary”) of Seven Hundred Twenty-Five Thousand Dollars ($725,000). The Base Salary shall be reviewed at least annually during the Term by the Board, and Employee shall receive such increases in Base Salary, if any, as the compensation committee of the Board or any successor thereto (the “Committee”) in its absolute discretion may determine, together with such performance or merit increases, if any, as the Committee in its absolute discretion may determine. If Employee’s Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement. Employee’s Base Salary shall not be reduced during the Term. Participation with respect to discretionary bonuses, retirement and other employee benefit plans and fringe benefits shall not reduce or offset the Base Salary payable to Employee under this Section 4. The Base Salary shall be payable to Employee in equal installments in conformity with the Corporation’s normal payroll periods.

(b) Annual Bonus. During the Term, Employee shall be eligible to receive an annual performance bonus (“STIC”) consistent with the Corporation’s management incentive program, as approved by the Committee, and shall have an annual target bonus under such program equal to fifty percent (50%) of Base Salary or such greater amount as the Committee may determine.

(c) Long Term Incentive Compensation. During the Term, Employee shall be eligible to receive annual awards of long-term incentive equity-based compensation (“LTIC”), including, but not limited to, stock options and restricted stock. Each year of the Term Employee shall receive a LTIC award equal to the amount the Committee shall determine taking into account competitive comparisons of comparable financial institutions, but in no event shall Employee’s annual LTIC award be less than fifty percent (50%) of Base Salary. Any annual LTIC awards in excess of fifty percent (50%) of Base Salary shall vary based upon both the Corporation’s and Employee’s annual performance.

5. Withholding Obligation. The Corporation shall have the ability to withhold from the compensation otherwise due to Employee under this Agreement any federal income tax, Federal Insurance Contribution Act tax, Federal Unemployment Act tax, or other amounts required to be withheld from compensation from time to time under the Internal Revenue Code of 1986, as amended (the “Code”), or under any state or municipal laws or regulations.

6. Benefits.

(a) Vacations and Leave. During the Term, Employee shall be entitled to annual paid vacation of four (4) weeks per year or such longer period as the Committee may approve. Employee shall schedule the timing of paid vacations in a reasonable manner. Employee shall also be entitled to such other leave, with or without compensation, as shall be mutually agreed upon by the Committee and Employee.

(b) Participation in Retirement and Employee Benefit Plans. During the Term, Employee shall be entitled to participate, on a basis no less favorable than any other senior executive officer of the Corporation, in benefit plans of the Corporation or its subsidiaries relating to stock options, stock appreciation, stock purchases, pension, thrift, deferred compensation, profit sharing, group life insurance, medical coverage, education or other retirement or employee benefits that the Corporation may adopt for the benefit of its executive employees. As of the Effective Time, such benefits include, without limitation, the benefits listed on Schedule 6(b) attached hereto and made a part hereof.

(c) Other Benefits. During the Term, Employee shall be entitled to participate in any other fringe benefits which are or may become applicable to the Corporation’s executive employees, including, without limitation, the use of a Corporation-provided automobile (with all expenses relating thereto borne by the Corporation), a reasonable expense account, the payment of reasonable expenses for attending annual and periodic meetings of trade or business associations, Corporation-provided country club memberships (inclusive of all monthly and annual dues and membership fees and all assessments), and any other benefits which are commensurate with the duties and responsibilities to be performed by Employee under this Agreement, on a basis no less favorable than any other senior executive officer of the Corporation.

7. Termination of Employment. Employee’s employment hereunder and the Term may be terminated under the circumstances set forth in paragraphs (a) through (e) below:

(a) Death. Employee’s employment hereunder shall terminate upon his death. If Employee shall die during the Term, the Corporation shall pay to such person as Employee has designated in a notice filed with the Corporation, or, if no such notice is filed, to his estate, in substantially equal monthly installments, from the date of his death for a period of two years, an annual amount equal to Employee’s Base Salary as of his date of death. In addition, if any of Employee’s dependents elect continuation coverage under the “Group Health Plan” (as defined in Schedule 6(b) hereof) pursuant to Section 4980B of the Code (“COBRA”), the premium costs for such COBRA continuation coverage shall not exceed the premium costs for Group Health Plan coverage that would be paid by Employee if Employee continued to be employed by the Corporation during the period of such COBRA continuation coverage. In addition, if Employee’s dependent spouse is then covered by the Group Health Plan (as defined in Schedule 6(b) hereof), then she shall be provided retiree medical coverage under the Group Health Plan until she becomes eligible for Medicare coverage; and the premium costs for such coverage shall not exceed the premiums that Employee would have paid for Group Health Plan coverage if Employee had continued to be employed by the Corporation during such period of coverage. If Employee and/or Employee’s dependents cannot continue to participate in the Corporation’s employee welfare benefit plans providing such benefits, the Corporation shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted.

(b) Disability. If, as a result of Employee’s incapacity due to physical or mental illness, Employee shall have been absent from his duties hereunder on a full-time basis for the entire period of six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given (which may occur one (1) month before or after the end of such six (6) month period) shall not have returned to the performance of his duties hereunder on a full-time basis, the Corporation may terminate Employee’s employment hereunder for “Disability.” In that instance, Employee shall be entitled to receive for two (2) years, an annual amount equal to Employee’s Base Salary as of his date of Disability in addition to benefits of the type currently provided to him, or, if more favorable to Employee, benefits of the type provided for other executive employees in similar positions with the Corporation. In addition, if any of Employee’s dependents elect COBRA continuation coverage under the Group Health Plan (as defined in Schedule 6(b) hereof) the premium costs for such COBRA continuation coverage shall not exceed the premium costs for Group Health Plan coverage that would be paid by Employee if Employee continued to be employed by the Corporation during the period of such COBRA continuation coverage. In addition, upon termination of employment for Disability, Employee and Employee’s dependent spouse shall be provided retiree medical coverage under the Group Health Plan (as defined in Schedule 6(b) hereof) until Employee attains age sixty-five (65) and until Employee’s dependent spouse becomes eligible for Medicare coverage; and the premium costs for such coverage shall not exceed the premiums that Employee would have paid for Group Health Plan coverage if Employee had continued to be employed by the Corporation during such period of coverage. If Employee and/or Employee’s dependents cannot continue to participate in the Corporation’s employee welfare benefit plans providing such benefits, the Corporation shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted.

(c) Cause. The Corporation may terminate Employee’s employment hereunder for Cause or without Cause. Termination for Cause shall mean termination because of (i) the willful and continued failure by Employee to substantially perform his duties to the detriment of the Corporation (other than any such failure resulting from his incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Employee by the Board which specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties to the detriment of the Corporation, or (ii) the willful engaging by Employee in gross misconduct materially and demonstrably injurious to the Corporation. For purposes of this paragraph (c), no act or failure to act by Employee shall be considered “willful” unless done or omitted to be done by Employee in bad faith and without reasonable belief that Employee’s action or omission was in the best interests of the Corporation or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Corporation. Cause shall not exist unless and until the Corporation has delivered to Employee a copy of a resolution duly adopted by two-thirds (2/3) of the entire Board at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Employee was guilty of conduct set forth in clause (i) or (ii) has occurred and specifying the particulars thereof in detail. Following a Change in Control, the Corporation must notify Employee of any event constituting Cause within ninety (90) days following the Corporation’s knowledge of its existence or such event shall not constitute Cause under this Agreement.

(d) Good Reason. Employee may terminate his employment hereunder with or without Good Reason; provided, however, that Employee agrees not to terminate his employment hereunder (other than for Good Reason or for Retirement) during the ninety (90) day period following a Change in Control. Except as provided in Section 8(b) hereof following a Change in Control, for purposes of this Agreement “Good Reason” shall mean any (i) removal of Employee from, or failure to re-appoint Employee to, his position as Chairman and/or his position as Chief Executive Officer of the Corporation, except in connection with the Corporation’s (aa) termination of Employee for Cause, or (bb) removal of Employee as Chairman in order for the Corporation to comply with statutory or regulatory requirements; (ii) failure by the Corporation to comply with Sections 2, 4 or 6 hereof in any material respect; (iii) the Corporation gives notice to Employee that it does not intend to renew the Agreement pursuant to Section 3 above; or (iv) any requirement that Employee be based anywhere more than thirty (30) miles from the Corporation’s office where Employee is located at the Effective Time. For purposes of this Section 7(d), “Good Reason” shall not exist under clause (ii) of the preceding sentence until after Employee has given the Corporation notice of the applicable event within ninety (90) days of such event and which is not remedied by the Corporation within thirty (30) days after receipt of written notice from Employee specifically delineating such claimed event and setting forth Employee’s intention to terminate employment if not remedied; provided, that if the specified event cannot reasonably be remedied by the Corporation within such thirty (30)-day period and the Corporation commences reasonable steps within such thirty (30)-day period to remedy such event and diligently continues such steps thereafter until a remedy is effected, such event shall not constitute “Good Reason” provided that such event is remedied within sixty (60) days after the Corporation’s receipt of such written notice. Employee’s right to terminate employment for Good Reason shall not be affected by Employee’s incapacity due to mental or physical illness and Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason.

(e) Retirement. For purposes of this Agreement, “Retirement” shall mean termination of Employee’s employment by Employee (other than for Good Reason) after the Effective Time provided that Employee has given the Corporation at least two (2) years’ advance notice (pursuant to the Notice of Termination provisions of Section 11(b)) of the date of his Retirement (or such lesser advance notice time period as the Committee shall hereafter determine). Notwithstanding anything contained in this Agreement to the contrary, upon Retirement, Employee and Employee’s dependent spouse shall be provided retiree medical coverage under the Group Health Plan (as defined in Schedule 6(b) hereof) until Employee attains age sixty-five (65) and until Employee’s dependent spouse becomes eligible for Medicare coverage; and the premium costs for such coverage shall not exceed the premiums that Employee would have paid for Group Health Plan coverage if Employee had continued to be employed by the Corporation during such period of coverage. In addition, if any of Employee’s dependents elect COBRA continuation coverage under the Group Health Plan (as defined in Schedule 6(b) hereof) the premium costs for such COBRA continuation coverage shall not exceed the premium costs for Group Health Plan coverage that would be paid by Employee if Employee continued to be employed by the Corporation during the period of such COBRA continuation coverage. If Employee and/or Employee’s dependents cannot continue to participate in the Corporation’s employee welfare benefit plans providing such benefits, the Corporation shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted.

(f) Date of Termination. For purposes of this Agreement, “Date of Termination” means (1) the effective date on which Employee’s employment by the Corporation terminates as specified in a “Notice of Termination” (as defined in Section 11(b) hereof) by the Corporation or Employee, as the case may be, or (2) if Employee’s employment terminates by reason of death, the date of death of Employee. Notwithstanding the previous sentence, (i) if Employee’s employment is terminated for Disability (as defined in Section 7(b)), then such Date of Termination shall be no earlier than thirty (30) days following the date on which a Notice of Termination is received, and (ii) if Employee’s employment is terminated by the Corporation other than for Cause, then such Date of Termination shall be no earlier than sixty (60) days following the date on which a Notice of Termination is received.

(g) Payments Upon Termination. Upon any termination of employment, the Corporation shall, in addition to all other amounts required to be paid to Employee under this Agreement, pay Employee, within thirty (30) days following his Date of Termination, a lump sum cash amount equal to the sum of (i) Employee’s unpaid Base Salary through the Date of Termination, (ii) any STIC payments and LTIC payments and/or awards which have become payable or awardable (other than deferred amounts previously deferred by Employee, which deferred amounts shall be paid to Employee as specified in Employee’s deferral election(s)), to the extent not theretofore paid, (iii) vacation pay with respect to accrued, but unused, vacation, and (iv) any other benefit payments due to Employee. As used herein, the term “awardable” means the period of time between the date of the Corporation’s decision to make STIC payments or LTIC awards and the actual date(s) such STIC payments or LTIC awards are made.

In addition, upon any termination of employment hereunder other than either a termination by the Corporation for Cause or a termination by Employee without Good Reason, the Corporation shall pay Employee within thirty (30) days following his Date of Termination, a lump sum cash amount equal to his “Prorated Amounts”. As used herein, the term “Prorated Amounts” means the sum of (i) an amount equal to the product of Employee’s STIC annual target bonus opportunity (under Section 4(b) hereof) for the year (based on the assumption that Employee would receive his targeted STIC for the year in which his termination of employment occurs) in which the Date of Termination occurs times a fraction, the numerator of which is the number of days in such year through the Date of Termination and the denominator of which is 365.

With the exception of incentive stock options within the meaning of Code Section 422, notwithstanding any provisions contained in any award agreement to the contrary, Employee’s exercise periods for all LTIC awards shall be the lesser of three (3) years following the Date of Termination, or the balance of the term of exercise specified in the applicable award agreement.

Upon any termination of Employee’s employment other than a termination for Cause or death, Employee shall have the option (to be exercised within thirty (30) days following his Date of Termination) to either purchase the Corporation-provided automobile (used by Employee immediately preceding his Date of Termination) at the Corporation’s book value on such Date of Termination (if such automobile is then owned by the Corporation or any of its affiliates), or purchase the Corporation-provided automobile (used by Employee immediately preceding his Date of Termination) at its then residual lease value (if such automobile is then leased by the Corporation from an unrelated third party).

(h) Termination Without Cause or For Good Reason. In addition to the payments set forth in Section 7(g) hereof, in the event that Employee’s employment with the Corporation terminates either (1) prior to a Change in Control, if any, or (2) following the two (2) year period immediately subsequent to a Change in Control (including as a result of non-renewal of the Term by the Corporation during such two (2) year period), in each case as a result of (i) a termination by Employee for Good Reason, or (ii) a termination by the Corporation without Cause (other than for death or Disability), then the Corporation shall pay to Employee, in one (1) lump sum within thirty (30) days following the Date of Termination, an amount equal to the greater of (x) the sum of Employee’s then annual Base Salary plus targeted annual STIC (hereinafter Employee’s “Annual Cash Compensation”) multiplied by the number of whole and partial years remaining in the Term as it existed immediately preceding Employee’s termination and (y) three (3) times Annual Cash Compensation. In addition, all stock options granted to Employee after the Effective Time shall vest and become immediately exercisable in full. The Corporation shall continue to provide, for the remainder of the Term as it existed immediately prior to Date of Termination, or if longer, for three (3) years, Employee (and Employee’s dependents if applicable) with the same level of medical, dental, accident, disability and life insurance benefits upon substantially the same terms and conditions (including cost of coverage to Employee). In addition, upon expiration of such three (3) year or remainder of Term time period, Employee and Employee’s dependent spouse shall be provided retiree medical coverage under the Group Health Plan (as defined in Schedule 6(b) hereof) until Employee attains age sixty-five (65) and until Employee’s dependent spouse becomes eligible for Medicare coverage; and the premium costs for such coverage shall not exceed the premiums that Employee would have paid for Group Health Plan coverage if Employee had continued to be employed by the Corporation during such period of coverage. If Employee and/or Employee’s dependents cannot continue to participate in the Corporation’s employee welfare benefit plans providing such benefits, the Corporation shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. Notwithstanding the foregoing, in the event Employee becomes reemployed with another employer and becomes eligible to receive employee welfare plan benefits from such employer, the employee welfare plan benefits described herein shall be secondary to such benefits during the period of Employee’s eligibility, but only to the extent that the Corporation reimburses Employee for any increased cost and provides any additional benefits necessary to give Employee the benefits hereunder.

8. Termination of Employment Following a Change in Control.

(a) Change in Control Defined. For purposes of this Agreement, a “Change in Control” shall be deemed to have taken place if at anytime following the Effective Time:

(i)	individuals who constitute the Board immediately after the Effective Time (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent thereto whose election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Corporation as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii)	any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing twenty-five percent (25%) or more of the combined voting power of the Corporation’s then outstanding securities eligible to vote for the election of the Board (the “Corporation Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Corporation or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary, or (C) by any underwriter temporarily holding securities pursuant to an offering of such securities.

(iii)

the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Corporation or any of its Subsidiaries that requires the approval of the Corporation’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than sixty percent (60%) of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of one hundred percent (100%) of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Corporation Voting Securities that were outstanding immediately prior to such Business

Combination (or, if applicable, is represented by shares into which such Corporation Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Corporation Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of twenty-five percent (25%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least fifty percent (50%) of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination; or

(iv)	The stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or a sale of all or substantially all of the Corporation’s assets or deposits.

Notwithstanding the foregoing, a Change in Control of the Corporation shall not be deemed to occur solely because any person acquires beneficial ownership of more than twenty-five percent (25%) of the Corporation Voting Securities as a result of the acquisition of Corporation Voting Securities by the Corporation which reduces the number of Corporation Voting Securities outstanding; provided, that, if after such acquisition by the Corporation such person becomes the beneficial owner of additional Corporation Voting Securities that increases the percentage of outstanding Corporation Voting Securities beneficially owned by such person, a Change in Control of the Corporation shall then occur.

(b) Good Reason. During the two (2) year period following a Change in Control, “Good Reason” shall mean, without Employee’s express written consent, the occurrence of any of the following events:

(1) the assignment to Employee of any duties or responsibilities (including reporting responsibilities) inconsistent (as determined by Employee) in any material and adverse respect with Employee’s duties and responsibilities with the Corporation immediately prior to such Change in Control (including any diminution of such duties or responsibilities), removal of Employee from, or failure to reappoint Employee to, his position as Chairman, President, and Chief Executive Officer, or the removal of Employee from such position, thereafter;

(2) a reduction by the Corporation in Employee’s rate of annual Base Salary or STIC or LTIC opportunities (including any adverse change in the formula for such STIC or LTIC) as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

(3) any requirement of the Corporation that Employee (i) be based anywhere more than thirty (30) miles from the office where Employee is located at the time of the Change in Control, or (ii) travel on the Corporation’s business to an extent substantially greater than the travel obligations of Employee immediately prior to such Change in Control;

(4) the failure of the Corporation to (i) continue in effect any employee benefit plan, compensation plan, welfare benefit plan or material fringe benefit plan in which Employee is participating immediately prior to such Change in Control, or the taking of any action by the Corporation which would adversely affect Employee’s participation in or reduce Employee’s benefits under any such plan, unless Employee is permitted to participate in other plans providing Employee with substantially equivalent aggregate benefits (at substantially comparable cost with respect to welfare benefit plans), or (ii) provide Employee with paid vacation in accordance with the most favorable plans, policies, programs and practices of the Corporation and its affiliated companies as in effect for Employee immediately prior to such Change in Control; or

(5) any refusal by the Company to continue to permit Employee to engage in activities not directly related to the business of the Company which Employee was permitted to engage in prior to the Change in Control;

(6) any purported termination of Employee’s employment which is not effectuated pursuant to Section 11(b) (and which will not constitute a termination hereunder); or

(7) the failure of the Corporation to obtain the assumption agreement from any successor as contemplated in Section 12(a) hereof.

Notwithstanding anything herein to the contrary, termination of employment by Employee for any reason other than Retirement during the thirty (30) day period commencing one (1) year after the date of a Change in Control shall constitute Good Reason.

Any event or condition described in Section 8(b)(1) through (7) which occurs prior to a Change in Control, but with respect to which Employee is able to reasonably demonstrate was at the request or suggestion of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control, shall constitute Good Reason following a Change in Control for purposes of this Agreement (as if a Change in Control had occurred immediately prior to the occurrence of such event or condition) notwithstanding that it occurred prior to the Change in Control. An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Corporation promptly after receipt of notice thereof given by Employee shall not constitute Good Reason. Employee’s right to terminate employment for Good Reason shall not be affected by Employee’s incapacity due to mental or physical illness and Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason.

(c) In addition to the payments set forth in Section 7(g) above, but in lieu of any payments or benefits specified in Section 7(e) hereof relating to Retirement and in Section 7(h) hereof relating to termination without Cause or for Good Reason, in the event Employee’s employment with the Corporation terminates within two (2) years following a Change in Control either (i) by the Corporation without Cause (other than for death or Disability) or (ii) by Employee for Good Reason, then the Corporation shall (1) pay to Employee, within thirty (30) days following Employee’s Date of Termination, a lump sum cash amount equal to the greater of (A) the amount of the payment that would be owed to Employee under Section 7(h) herein (as if Section 7(h) were triggered), and (B) three (3) times the sum of (i) the highest annual rate of Base Salary of Employee during the three (3) year period immediately preceding Employee’s Date of Termination, (ii) the highest annual amount of the sum of Supplemental Matching Contributions, Supplemental Profit Sharing Contributions, Supplemental Pension Contributions, and Discretionary Company Contributions credited to Employee’s Account under the Corporation’s Non-Qualified Retirement Plan (identified as item #6 of Schedule 6(b) hereof) during the three (3) year period immediately preceding Employee’s Date of Termination; and (iii) the highest annual STIC and LTIC earned by, or otherwise awarded to, Employee in respect of the three (3) fiscal years of the Corporation immediately preceding the year in which Employee’s Date of Termination occurs, and (2) continue to provide, for a period of the longer of three (3) years and the remaining period of the Term as it existed immediately before the Date of Termination, Employee (and Employee’s dependents if applicable) with the same level of medical, dental, accident, disability and life insurance benefits upon substantially the same terms and conditions (including cost of coverage to Employee) as existed immediately prior to Employee’s Date of Termination (or, if more favorable to Employee, as such benefits and terms and conditions existed immediately prior to the Change in Control). In addition, upon expiration of such three (3) year or remainder of Term time period, Employee and Employee’s dependent spouse shall be provided retiree medical coverage under the Group Health Plan (as defined in Schedule 6(b) hereof) until Employee attains age sixty-five (65) and until Employee’s dependent spouse becomes eligible for Medical coverage; and the premium costs for such coverage shall not exceed the premiums that Employee would have paid for Group Health Plan coverage if Employee had continued to be employed by the Coverage during such period of coverage. If Employee and/or Employee’s dependents cannot continue to participate in the Corporation plans providing such benefits, the Corporation shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. Notwithstanding the foregoing, in the event Employee becomes reemployed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of Employee’s eligibility, but only to the extent that the Corporation reimburses Employee for any increased cost and provides any additional benefits necessary to give Employee the benefits hereunder. In addition, all stock options and other forms of equity-based compensation granted to Employee after the Effective Time shall vest and become immediately exercisable in full for the lesser of three (3) years following the Date of Termination or the balance of the term of exercise specified in the applicable award agreement.

(d) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution, or any acceleration of vesting of any benefit or award, by the Corporation or its affiliated companies to or for the benefit of Employee (whether paid or payable, distributed or distributable or accelerated or subject to acceleration pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8(d)) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Employee of all taxes imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, Employee retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Employee’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to (A) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, (B) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (C) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in Employee’s adjusted gross income. The payment of a Gross-Up Payment under this Section 8(d) shall in no event be conditioned upon Employee’s termination of employment or the receipt of severance benefits under this Agreement.

(e) Subject to the provisions of Section 8(d), all determinations required to be made under this Section 8(e), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm that is retained by the Corporation as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Corporation and Employee within fifteen (15) business days of the receipt of notice from the Corporation or Employee that there has been a Payment, or such earlier time as is requested by the Corporation (collectively, the “Determination”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Employee may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Corporation and the Corporation shall enter into any agreement requested by the Accounting Firm in connection with the performance of its services hereunder. The Gross-Up Payment under this Section 8(e) with respect to any Payment shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Employee’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Corporation and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made (“Underpayment”) or Gross-Up Payments are made by the

Corporation which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that Employee thereafter is required to make payment of any additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(d)(2)(B) of the Code) shall be promptly paid by the Corporation to or for the benefit of Employee. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse Employee for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(d)(2)(B) of the Code) shall be promptly paid by Employee to or for the benefit of the Corporation. Employee shall cooperate, to the extent his expenses are reimbursed by the Corporation, with any reasonable requests by the Corporation in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

9. Covenants Not to Compete; Return of Corporation’s Property.

(a) Employee covenants that if, during the Term, and either prior to or more than two (2) years following a Change in Control, he voluntarily terminates his employment with the Corporation under circumstances which either constitute Good Reason or do not constitute Good Reason (unless such termination is approved by the Board) or his employment is terminated by the Corporation either for Cause or without Cause, he shall not without the consent of the Board, for a period of one (1) year following such Date of Termination:

(1) engage or be interested, whether alone or together with or on behalf or through any other person, firm, association, trust, venture, or corporation, whether as sole proprietor, partner, shareholder (unless his interest as a shareholder qualifies under clause (4)(i) or (4)(ii) below), agent, officer, director, employee, adviser, consultant, trustee, beneficiary or otherwise, in any business principally and directly engaged in the operation of a business that is competitive with any business in which the Corporation is engaged; which business operates in a geographic area in which, at the time of such termination of employment, the Corporation is conducting substantial business or plans to conduct substantial business (a “competing business”);

(2) assist others in conducting any competing business;

(3) directly or indirectly recruit or induce or hire any person who is an employee of the Corporation or any of its subsidiaries, or solicit any of the Corporation’s customers, clients or providers; or

(4) own any capital stock or any other securities of, or have any other direct or indirect interest in, any entity which owns or operates a competing business, other than the ownership of (i) less than five percent (5%) of any such entity whose stock is listed on a national securities exchange or traded in the over-the-counter market and which is not controlled by Employee or any affiliate of Employee or (ii) any limited partnership interest of less than five percent (5%) in such an entity.

(b) Employee agrees that within thirty (30) days following his Date of Termination he will return to the Corporation all documents, memoranda, books, papers, data and property (including, without limitation, any Corporation-provided automobile not purchased by Employee as provided in Section 7(g) hereof)) of the Corporation.

(c) In the event that Employee breaches or threatens to breach any of the terms of this Section 9, Employee acknowledges that the Corporation’s remedy at law would be inadequate and that the Corporation shall be entitled to an injunction restraining Employee from committing or continuing such breach.

10. Payment Obligation Absolute. Except as expressly provided with respect to continued welfare benefits under Sections 7(h) and 8(c), the Corporation’s obligation to pay Employee the compensation and other benefits provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against Employee. With respect to any payments or benefits pursuant to Sections 7 and 8 hereof, Employee shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable, or benefits provided, to Employee hereunder. All amounts payable by the Corporation under this Agreement shall be paid without notice or demand. Sections 7, 8, 9, 10, 11 and 12 shall survive Employee’s termination of employment and the expiration or other termination of this Agreement.

11. Notice.

(a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to Employee:

10 East Main Street

Salinevile, OH 43945

If to the Corporation:

221 South Church Street

Bowling Green, OH 43402-0428

Attention: Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b) A written notice (a “Notice of Termination”) of Employee’s Date of Termination by the Corporation or Employee, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated and (iii) specify the Date of Termination. The failure by Employee or the Corporation to set forth in such notice any particular fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Employee or the Corporation hereunder or preclude Employee or the Corporation from asserting such fact or circumstance in enforcing Employee’s or the Corporation’s rights hereunder.

12. General Provisions.

(a) No Assignments. This Agreement is personal to each of the parties hereto. Neither party may assign or delegate any of his or its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Corporation agrees that concurrently with any merger or sale of assets which would constitute a Change in Control hereunder, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to Employee (or his beneficiary or estate), all of the obligations of the Corporation hereunder. Failure of the Corporation to obtain such assumption prior to the effectiveness of any such merger or sale of assets, shall be a breach of this Agreement and shall constitute Good Reason hereunder and shall entitle Employee to compensation and other benefits from the Corporation in the same amount and on the same terms as Employee would be entitled hereunder if Employee’s employment were terminated following a Change in Control under Section 8(c) hereof. For purposes of implementing the foregoing, the date on which any such merger or sale of assets becomes effective shall be deemed the date Good Reason occurs, and shall be the Date of Termination if requested by Employee. Notwithstanding the foregoing, this Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee shall die while any amounts would be payable to Employee hereunder had Employee continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Employee to receive such amounts or, if no person is so appointed, to Employee’s estate.

(b) Reimbursement of Expenses. If any contest or dispute shall arise under this Agreement involving termination of Employee’s employment with the Corporation or involving the failure or refusal (or any alleged failure or refusal) of the Corporation to perform fully in accordance with the terms hereof, the Corporation shall reimburse Employee, on a current basis, for all reasonable legal fees and expenses, if any, incurred by Employee in connection with such contest or dispute (regardless of the result thereof), together with interest in an amount equal to the prime rate as published in The Wall Street Journal from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Corporation receives Employee’s statement for such fees and expenses through the date of payment thereof, regardless of whether or not Employee’s claim is upheld by a court of competent jurisdiction; provided, however, Employee shall be required to repay any such amounts to the Corporation to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by Employee was frivolous or advanced by Employee in bad faith.

(c) Entire Agreement; Amendments or Additions; Action by Board. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior oral and written agreements, memoranda, understandings and undertakings between the parties hereto relating to the subject matter hereof. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties. Except as provided in Section 2, the prior approval by a two-thirds (2/3) affirmative vote of the full Board shall be required in order for the Corporation to authorize any amendments or additions to this Agreement, to give any consent or waivers or provisions of this Agreement, or to take any other action under this Agreement including any termination of the employment of Employee with or without Cause. For purposes of Board approval with respect hereto, if Employee is also a director of the Corporation, he shall abstain from acting on matters pertaining to this Agreement and shall not be counted as a Board member for purposes of the two-thirds (2/3) requirement.

(d) Governing Law. This Agreement shall be governed by the laws of the State of Ohio as to all matters, including, but not limited to, matters of validity, construction, effect and practice.

(e) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(f) Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

(h) Annual Performance Reviews and Triennial Review of Agreement. Employee acknowledges and agrees that the Committee shall conduct an annual performance review of Employee which shall serve as the basis for STIC payments and LTIC awards and any increases in Base Salary. Notwithstanding anything contained in this Agreement to the contrary, the Corporation and Employee agree to meet and review this Agreement every three (3) years during the Term.

(i) Performance Recognition. The provisions of this Agreement reflect Employee’s long-term outstanding performance and dedicated service to the Corporation.

(j) Committee Determinations and Actions. All determinations of, and actions by, the Committee pursuant to this Agreement shall be subject to approval by the Board.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written but on the dates indicated below.

SKY FINANCIAL GROUP, INC.

By:

Title:

Date:

EMPLOYEE:

Marty E. Adams

Date:

SCHEDULE 6(b)

TO

EMPLOYMENT AGREEMENT

1.	Accidental death and dismemberment insurance equal to two (2) times Base Salary, up to a maximum of One Million Dollars ($1,000,000) of coverage.

2.	Short-term disability benefits equal to one hundred percent (100%) of monthly Base Salary for the first ninety (90) days of short-term disability, and sixty percent (60%) of monthly Base Salary for the second ninety (90) day period of short-term disability.

3.	Long-term disability benefits (under the Corporation’s Employee executive long term disability insurance program) equal to sixty percent (60%) of monthly Base Salary with no monthly cap, funded through an insurance policy the premiums of which are paid by Employee with the Corporation grossing-up Base Salary in amounts equal to such premium costs and taxes thereon.

4.	Corporation-owned life insurance equal to three (3) times Base Salary pursuant to a split dollar agreement between the Corporation and Employee.

5.	The Corporation’s group medical (including retiree medical) and dental plan(s) (such plan(s) and all successor plans thereto are defined, for purposes of this Agreement as the “Group Health Plan”).

6.	The Corporation’s Non-Qualified Retirement Plan.

7.	The Corporation’s 401(k), profit sharing, and employee stock ownership plan.

8.	The Corporation’s Employee non-qualified deferred compensation plan.